Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release Monday, October 29, 2018

SURGING LOAN ORIGINATIONS AND INCREASED DIVIDEND HIGHLIGHT SUCCESSFUL YEAR
FOR TFS FINANCIAL

(Cleveland, OH - October 29, 2018) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2018.
The Company reported net income of $85.4 million for the fiscal year ended September 30, 2018, compared to net income of $88.9 million for the fiscal year ended September 30, 2017, and net income of $21.6 million for the three months ended September 30, 2018, compared to net income of $23.0 million for the three months ended September 30, 2017. A lower provision credit for loan losses was partially offset by a lower effective tax rate for both the current three month period and fiscal year, as compared to the same periods last year. Additionally, there was higher non-interest expense in the current fiscal year, as described below.

“We had an outstanding year that was highlighted by strong earnings and another increase to our dividend,” said Chairman and CEO, Marc A. Stefanski. “Our earnings were supported by a hot home purchase mortgage market that helped fuel our largest annual amount of home purchase mortgage originations in more than ten years.  We also remain confident about retail deposit growth as deposits increased $340 million in the past year.  Additionally, our quarterly dividend has now increased for four consecutive years including a 47% increase in the fourth quarter this year. It has truly been an amazing year as we celebrated our 80th anniversary and remained focused on serving our customers, associates, communities and shareholders.”
Net interest income was $280.9 million for the fiscal year ended September 30, 2018 and $278.9 million for the fiscal year ended September 30, 2017, as $34.1 million of additional interest income in the current period more than offset $32.0 million of additional interest expense. Interest income was higher in the current fiscal year, due to a combination of a $554.3 million increase in the average balance of interest-earning assets, mainly loans, and a higher weighted average yield earned on those assets. Recent market interest rate increases have impacted both loan yields, particularly home equity lending products that feature interest rates that reset based on the prime rate, as well as funding costs. The average cost of interest-bearing liabilities was also higher in the current year as a result of the use of longer duration funding sources that carried higher costs. Net interest income was $69.0 million for the three months ended September 30, 2018 and $70.1 million for the the three months ended September 30, 2017. The interest rate spread for the fiscal year ended September 30, 2018 was 1.93%, compared to 2.02% for the prior year. The interest rate spread was 1.85% for the three months ended September 30, 2018 and 1.99% for the three months ended September 30, 2017. The flattening yield curve contributed to the decline in the spread. The net interest margin for the fiscal year ended September 30, 2018 was 2.08%, as compared to 2.16% for the fiscal year ended September 30, 2017. The net interest margin for the three months ended September 30, 2018 was 2.03%, compared to 2.13% for the three months ended September 30, 2017.
The provision for loan losses was a credit of $2.0 million for the three months ended September 30, 2018 compared to a credit of $7.0 million for the three months ended September 30, 2017. The provision for loan losses was a credit of $11.0 million for the fiscal year ended September 30, 2018 compared to a credit of $17.0 million for the fiscal year ended September 30, 2017. Continued strong recoveries of loan amounts previously charged off, low levels of current loan charge-offs and reduced exposure from home equity lines of credit coming to the end of the draw period resulted in the loan provision credits in both the current and prior year periods. Gross loan charge-offs were $8.2 million for the fiscal year ended September 30, 2018 and $11.5 million for the fiscal year ended September 30, 2017, while loan recoveries were $12.6 million in the current fiscal year and $15.6 million in the prior fiscal year. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $4.5 million for the fiscal year ended September 30, 2018, and $4.2 million for the fiscal year ended September 30, 2017. In recent years, a large portion of the overall allowance has been allocated to the home equity loans and lines of credit category to address exposure from customers whose lines of credit were originated without amortizing payments during the draw period and who could face potential increased payment shock at the end of the draw period. In general, home equity lines of credit originated prior to June 2010 were characterized by a ten-year draw period, with interest only payments, followed by a ten-year repayment period. However, a large number of those lines of credit approaching the end of draw period have been paid off or refinanced without significant loss. The principal balance of home equity lines of credit originated prior to 2010 without amortizing payments during the draw period that are coming to the end of the draw period through fiscal 2020 was $116.9 million at September 30, 2018 compared to $205.4 million at June 30, 2018, and $484.8 million at September 30, 2017. As this exposure decreases without incurring significant loss, the portion of the overall allowance allocated to the home equity loans and lines of credit category has correspondingly decreased. Generally, equity lines of credit originated after June 2010 require an amortizing payment during the draw period and do not face the same end-of-draw increased payment shock risk. The allowance for loan losses was $42.4 million, or 0.33% of total loans receivable, at September 30, 2018, compared to $48.9 million, or 0.39% of total loans receivable, at September 30, 2017.

Non-accrual loans decreased $1.3 million to $77.8 million, or 0.60% of total loans, at September 30, 2018 from $79.1 million, or 0.63% of total loans, at September 30, 2017.
Total loan delinquencies decreased $3.4 million to $41.4 million, or 0.32% of total loans receivable, at September 30, 2018 from $44.8 million, or 0.36% of total loans receivable, at September 30, 2017. The real estate owned portfolio decreased $2.7 million, or 49.1%, to $2.8 million at September 30, 2018 from $5.5 million at September 30, 2017.
Total troubled debt restructurings increased $3.4 million, to $165.4 million at September 30, 2018, from $162.0 million at September 30, 2017. All of the increase occurred in the home equity loans and lines of credit portfolio, as a result of the impact from some customers coming to the end of their draw period and requiring loan modifications. Of the $165.4 million of troubled debt restructurings recorded at September 30, 2018, $84.2 million was in the residential core portfolio, $40.8 million was in the home equity loans and lines of credit portfolio and $40.4 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $62.6 million at September 30, 2018 and $58.9 million at September 30, 2017.
Total non-interest expenses increased $9.9 million to $192.3 million for the fiscal year ended September 30, 2018 from $182.4 million for the fiscal year ended September 30, 2017. The increase consisted mainly of a combination of a $5.6 million increase in salaries and employee benefits, a $2.4 million increase in office property, equipment and software and a $2.5 million increase in other operating expenses. The majority of the increase in salaries and benefits and other operating expenses was a result of one-time charges related to the Company's celebration of its 80th anniversary in May, 2018, which included events in Ohio and Florida, as well as an after-tax bonus of $2,080 to all associates, including a portion attributable to the sharing of the Company's savings from the December 2017 corporate tax reform discussed below.
Total income tax expense decreased by $8.7 million, to $35.8 million for the fiscal year ended September 30, 2018, from $44.5 million for the fiscal year ended September 30, 2017. The decrease in the expense was caused mainly by the reduction in the maximum corporate income tax rate as a result of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017. As a September 30 fiscal year end entity, the Company is required to use a blended federal corporate tax rate for its entire September 30, 2018 fiscal year, which would be approximately 24.5%. Total income tax expense for the fiscal year ended September 30, 2018 also includes approximately $6.6 million of additional income tax expense related to the revaluation of the Company's net deferred tax assets, the majority of which was recognized as of December 31, 2017. The revaluation of the net deferred tax assets is subject to adjustment through December 31, 2018.
Total assets increased by $445.6 million, or 3%, to $14.14 billion at September 30, 2018 from $13.69 billion at September 30, 2017. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments during the current fiscal year.
The combination of loans held for investment, net and mortgage loans held for sale increased $452.3 million, or 4%, to $12.87 billion at September 30, 2018 from $12.42 billion at September 30, 2017. Consistent with our efforts to diversify our state concentrations, most of the loan growth occurred in states other than our footprint states of Ohio and Florida. Loan growth was reduced as approximately $277.4 million of fixed rate loans were sold to a private investor in May, 2018 as part of our overall interest rate risk management strategy. Residential core mortgage loans, including those held for sale, increased $184.9 million during the fiscal year ended September 30, 2018, and the home equity loans and lines of credit portfolio increased $266.6 million. Total first mortgage loan originations were $2.3 billion for the fiscal year ended September 30, 2018, of which 49% were adjustable rate mortgages and 10% were fixed-rate mortgages with terms of 10 years or less. During the fiscal year ended September 30, 2018, $44.3 million of adjustable rate mortgage loans, originated and serviced by the Association and previously sold in a prior year, were purchased back from an investor exiting the mortgage banking business. Commitments originated for home equity loans and lines of credit were $1.38 billion for the fiscal year ended September 30, 2018 and $919.4 million for the fiscal year ended September 30, 2017. During the fiscal year ended September 30, 2018, $400.1 million of fixed-rate loans were sold, including the private investor sale mentioned above, resulting in a pre-tax gain of $3.4 million. During the fiscal year ended September 30, 2017, $249.4 million of fixed-rate loans were sold resulting in a pre-tax gain of $2.2 million.
Deposits increased $340.0 million, or 4%, to $8.49 billion at September 30, 2018 from $8.15 billion at September 30, 2017. The increase in deposits was the result of a $629.0 million increase in our certificates of deposit ("CDs"), partially offset by a $217.4 million decrease in our savings accounts and a $73.5 million decrease in our checking accounts for the fiscal year ended September 30, 2018. Total deposits include $670.1 million and $620.7 million of brokered CDs at September 30, 2018 and September 30, 2017, respectively.
Borrowed funds, all from the FHLB, increased $50.3 million, to $3.72 billion at September 30, 2018 from $3.67 billion at September 30, 2017, as a combination of loan growth, stock repurchases and dividends led to increased funding demands. This increase reflects a $317.5 million increase in short-term borrowed funds, partially offset by a $267.2 million net reduction of long-term borrowed funds.The short-term increase included $225.0 million of 90 day advances that have an effective duration at inception of five years as a result of interest rate swap contracts. Overnight advances represent $1.20 billion of the total FHLB advances at September 30, 2018.
Total shareholders' equity increased $68.4 million to $1.76 billion at September 30, 2018 from $1.69 billion at September 30, 2017. Activity reflects $85.4 million of net income in the current fiscal year, reduced by $19.7 million of repurchases of common stock and four quarterly dividends totaling $37.6 million, and was further impacted by a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive income. During the fiscal year ended September 30, 2018, accumulated other comprehensive income increased by $30.7 million which was mainly the result of the favorable impact to our interest rate swaps from rising market interest rates. During the three months ended September 30, 2018, a total of 170,000 shares of our common stock were repurchased at an average cost of $15.76 per share. A total of 1,283,911 shares were repurchased at an average cost of $15.32 per share during the fiscal year ended September 30, 2018. At September 30, 2018, there were 6,466,979 shares remaining to be purchased under the Company's eighth repurchase program. The Company declared and paid a quarterly dividend of $0.17 per share during each of the first three fiscal quarters and a dividend of $0.25 per share during the fourth fiscal quarter. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 11, 2018 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $1.00 per share of possible dividends to be declared on the Company's common stock, including a total of $0.75 during the three quarters ending December 31, 2018, March 31, 2019 and June 30, 2019. The MHC has conducted the member vote to approve the dividend waiver each of the past five years under Federal Reserve regulations and for each of those five years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”), subject to transitional provisions extending through the end of 2018. The Basel III Rules include a Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.  At September 30, 2018 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.87%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.91% and its total capital ratio was 20.46%. Additionally, the Company's Tier 1 leverage ratio was 12.25%, its Common Equity Tier 1 and Tier 1 ratios were each 22.38% and its total capital ratio was 22.94%. The Association's current capital ratios reflect the dilutive impact of $85 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2017. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of September 30, 2018 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link, beginning October 30, 2018. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of September 30, 2018, the Company’s assets totaled $14.14 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•	changes in accounting and tax estimates;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets;

•	the ability of the U.S. Government to manage federal debt limits; and

•
cyber attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2018	September 30, 2017
ASSETS
Cash and due from banks	$29,056	$35,243
Interest-earning cash equivalents	240,719	232,975
Cash and cash equivalents	269,775	268,218
Investment securities available for sale (amortized cost $549,211 and $541,964, respectively)	531,965	537,479
Mortgage loans held for sale, at lower of cost or market ($1,719 and $0 measured at fair value, respectively)	659	351
Loans held for investment, net:
Mortgage loans	12,872,125	12,434,339
Other loans	3,021	3,050
Deferred loan expenses, net	38,566	30,865
Allowance for loan losses	(42,418)	(48,948)
Loans, net	12,871,294	12,419,306
Mortgage loan servicing assets, net	8,840	8,375
Federal Home Loan Bank stock, at cost	93,544	89,990
Real estate owned	2,794	5,521
Premises, equipment, and software, net	63,399	60,875
Accrued interest receivable	38,696	35,479
Bank owned life insurance contracts	212,021	205,883
Other assets	45,130	61,086
TOTAL ASSETS	$14,138,117	$13,692,563
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,491,583	$8,151,625
Borrowed funds	3,721,699	3,671,377
Borrowers’ advances for insurance and taxes	103,005	100,446
Principal, interest, and related escrow owed on loans serviced	31,490	35,766
Accrued expenses and other liabilities	31,936	43,390
Total liabilities	12,379,713	12,002,604
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,311,070 and 281,291,750 outstanding at September 30, 2018 and September 30, 2017, respectively	3,323	3,323
Paid-in capital	1,726,992	1,722,672
Treasury stock, at cost; 51,868,688 and 51,027,000 shares at September 30, 2018 and September 30, 2017, respectively	(754,272)	(735,530)
Unallocated ESOP shares	(48,751)	(53,084)
Retained earnings—substantially restricted	807,890	760,070
Accumulated other comprehensive income (loss)	23,222	(7,492)
Total shareholders’ equity	1,758,404	1,689,959
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,138,117	$13,692,563

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2018	2017	2018	2017
INTEREST INCOME:
Loans, including fees	$109,132	$101,692	$422,953	$394,447
Investment securities available for sale	2,895	2,468	11,134	9,041
Other interest and dividend earning assets	2,491	1,817	8,958	5,507
Total interest and dividend income	114,518	105,977	443,045	408,995
INTEREST EXPENSE:
Deposits	29,321	22,213	102,255	87,421
Borrowed funds	16,215	13,656	59,849	42,678
Total interest expense	45,536	35,869	162,104	130,099
NET INTEREST INCOME	68,982	70,108	280,941	278,896
PROVISION (CREDIT) FOR LOAN LOSSES	(2,000)	(7,000)	(11,000)	(17,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	70,982	77,108	291,941	295,896
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,916	1,733	7,493	6,896
Net gain on the sale of loans	311	711	3,383	2,183
Increase in and death benefits from bank owned life insurance contracts	1,557	1,583	6,158	6,449
Other	1,101	1,098	4,502	4,321
Total non-interest income	4,885	5,125	21,536	19,849
NON-INTEREST EXPENSE:
Salaries and employee benefits	24,807	23,452	101,316	94,622
Marketing services	2,914	5,204	19,252	19,713
Office property, equipment and software	6,383	6,562	26,897	24,531
Federal insurance premium and assessments	2,663	2,588	11,189	10,055
State franchise tax	1,189	1,246	4,775	5,235
Real estate owned expense, net	722	929	2,365	3,185
Other expenses	6,742	7,198	26,519	25,063
Total non-interest expense	45,420	47,179	192,313	182,404
INCOME BEFORE INCOME TAXES	30,447	35,054	121,164	133,341
INCOME TAX EXPENSE	8,842	12,036	35,757	44,464
NET INCOME	$21,605	$23,018	$85,407	$88,877

Earnings per share
Basic	$0.08	$0.08	$0.31	$0.32
Diluted	$0.08	$0.08	$0.30	$0.32

Weighted average shares outstanding
Basic	275,419,322	276,094,307	275,590,053	277,213,258
Diluted	277,162,336	277,943,467	277,298,425	279,268,768

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$219,062	$1,063	1.94%	$231,355	$717	1.24%
Investment securities	3,970	24	2.42%	—	—	—%
Mortgage-backed securities	535,331	2,871	2.15%	530,634	2,468	1.86%
Loans (1)	12,761,000	109,132	3.42%	12,320,700	101,692	3.30%
Federal Home Loan Bank stock	93,544	1,428	6.11%	88,824	1,100	4.95%
Total interest-earning assets	13,612,907	114,518	3.36%	13,171,513	105,977	3.22%
Noninterest-earning assets	366,511			372,297
Total assets	$13,979,418			$13,543,810
Interest-bearing liabilities:
Checking accounts	$916,141	$503	0.22%	$977,581	$228	0.09%
Savings accounts	1,269,202	1,365	0.43%	1,489,244	519	0.14%
Certificates of deposit	6,237,335	27,453	1.76%	5,643,342	21,466	1.52%
Borrowed funds	3,638,394	16,215	1.78%	3,573,947	13,656	1.53%
Total interest-bearing liabilities	12,061,072	45,536	1.51%	11,684,114	35,869	1.23%
Noninterest-bearing liabilities	152,669			167,577
Total liabilities	12,213,741			11,851,691
Shareholders’ equity	1,765,677			1,692,119
Total liabilities and shareholders’ equity	$13,979,418			$13,543,810
Net interest income		$68,982			$70,108
Interest rate spread (2)(3)			1.85%			1.99%
Net interest-earning assets (4)	$1,551,835			$1,487,399
Net interest margin (2)(5)		2.03%			2.13%
Average interest-earning assets to average interest-bearing liabilities	112.87%			112.73%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Fiscal Year Ended September 30, 2018			Fiscal Year Ended September 30, 2017
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$228,041	$3,704	1.62%	$214,465	$1,961	0.91%
Investment securities	1,125	27	2.40%	—	—	—%
Mortgage-backed securities	539,564	11,107	2.06%	526,610	9,041	1.72%
Loans (1)	12,619,496	422,953	3.35%	12,104,277	394,447	3.26%
Federal Home Loan Bank stock	92,533	5,254	5.68%	81,105	3,546	4.37%
Total interest-earning assets	13,480,759	443,045	3.29%	12,926,457	408,995	3.16%
Noninterest-earning assets	370,570			358,213
Total assets	$13,851,329			$13,284,670
Interest-bearing liabilities:
Checking accounts	$947,728	$1,406	0.15%	$992,042	$918	0.09%
Savings accounts	1,364,410	3,466	0.25%	1,514,275	2,093	0.14%
Certificates of deposit	5,989,453	97,383	1.63%	5,672,212	84,410	1.49%
Borrowed funds	3,632,255	59,849	1.65%	3,231,709	42,678	1.32%
Total interest-bearing liabilities	11,933,846	162,104	1.36%	11,410,238	130,099	1.14%
Noninterest-bearing liabilities	178,373			190,873
Total liabilities	12,112,219			11,601,111
Shareholders’ equity	1,739,110			1,683,559
Total liabilities and shareholders’ equity	$13,851,329			$13,284,670
Net interest income		$280,941			$278,896
Interest rate spread (2)			1.93%			2.02%
Net interest-earning assets (3)	$1,546,913			$1,516,219
Net interest margin (4)		2.08%			2.16%
Average interest-earning assets to average interest-bearing liabilities	112.96%			113.29%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.